================================================================================


                            STOCK PURCHASE AGREEMENT
                                                                   Exhibit 2.1

                             for the Acquisition of


                         A-G Geophysical Products, Inc.

                                       by

                          Bolt Technology Corporation

          from Albert H. Gerrans, Jr., Stephen Clay and Robert Barnard
                                   (Sellers)


                                 April 20, 1999


================================================================================

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----

1.   PURCHASE AND SALE OF STOCK .............................................  1
     --------------------------
     1.1   Purchase of Stock ................................................  1
     1.2   Purchase Price and Payment Terms .................................  2
     1.3   Loan .............................................................  2
     1.4   Lease Agreement ..................................................  3

2.   CLOSING ................................................................  3
     -------
     2.1   Time and Place of Closing ........................................  3
     2.2   Sellers' Performance at Closing ..................................  3
     2.3   Buyer's Performance at Closing ...................................  4

3.   SELLERS' REPRESENTATIONS AND WARRANTIES ................................  5
     ---------------------------------------
     3.1   Title to Stock ...................................................  5
     3.2   Sellers' and the Company's Authority to Execute
           and Deliver Agreement ............................................  6
     3.3   Organization and Corporate Power .................................  6
     3.4   Certificate of Incorporation and By-laws; Minute Books ...........  6
     3.5   Due Authorization; Consents ......................................  6
     3.6   Capitalization ...................................................  7
     3.7   Financial Statements .............................................  7
     3.8   Real Property ....................................................  8
     3.9   Leases ...........................................................  8
     3.10  Personal Properties ..............................................  9
     3.11  Inventories ......................................................  9
     3.12  Employment Arrangements ..........................................  9
     3.13  Material Contracts and Arrangements .............................. 10
     3.14  Customers; Suppliers ............................................. 11
     3.15  Accounts Receivable .............................................. 12
     3.16  Permits, Licenses etc ............................................ 12
     3.17  Trademarks, Patents and Similar Rights ........................... 12
     3.18  Litigation and Compliance with Laws .............................. 13
     3.19  Extraordinary Events ............................................. 13
     3.20  Insurance Policies ............................................... 14
     3.21  Powers of Attorney; Bank Accounts ................................ 14
     3.22  Tax Returns ...................................................... 15
     3.23  Liabilities ...................................................... 16
     3.24  Books and Records ................................................ 16
     3.25  Conflicts of Interest ............................................ 16

     3.26  ERISA ............................................................ 17
     3.27  No Government Authorizations or Approvals Required ............... 18
     3.28  Broker's Fees .................................................... 18
     3.29  Environmental .................................................... 18
     3.30  Products Liability ............................................... 19
     3.31  Information Technology Systems; Year 2000 Compliance ............. 19
     3.32  Material Information ............................................. 20
     3.33  Related Assets ................................................... 20
     3.34  Investment Intent ................................................ 20
     3.35  Review and Evaluation of Buyer Information ....................... 20

4.   BUYER'S REPRESENTATIONS AND WARRANTIES ................................. 20
     --------------------------------------
     4.1   Organization and Corporate Power ................................. 21
     4.2   Due Authorization; Effect of Transaction ......................... 21
     4.3   No Governmental Authorizations or Approvals Required ............. 21
     4.4   Broker's Fees .................................................... 21
     4.5   Capitalization ................................................... 21

5.   CONDITIONS TO OBLIGATIONS OF SELLERS AND BUYER ......................... 21
     ----------------------------------------------
     5.1   Withdrawal by Sellers ............................................ 21
     5.2   Withdrawal by Buyer .............................................. 22
     5.3   Notice of Withdrawal ............................................. 23

6.   COVENANTS OF SELLERS AND THE COMPANY ................................... 23
     ------------------------------------
     6.1   Access to Records and Properties Prior to the Closing Date ....... 23
     6.2   Operation of the Business of the Company ......................... 24
     6.3   Expenses ......................................................... 26
     6.4   Taxes ............................................................ 26
     6.5   Parties to be Reasonable; Termination ............................ 26
     6.6   Notice of Changes ................................................ 26
     6.7   Preservation of Business ......................................... 26
     6.8   Litigation ....................................................... 27
     6.9   No Negotiations .................................................. 27
     6.10  Financial Statements ............................................. 27
     6.11  Limitations on Disposition ....................................... 27

7.   SURVIVAL ............................................................... 28
     --------
     7.1   Limited Survival of Representations and Warranties ............... 28
     7.2   Other ............................................................ 28

8.   RESTRICTIVE COVENANT ................................................... 28
     --------------------
     8.1   Non-Competition .................................................. 28
     8.2   Reasonableness of Restriction .................................... 29
     8.3   Modification of Restrictions ..................................... 29
     8.4   Remedies ......................................................... 29

9.   INDEMNIFICATION ........................................................ 29
     ---------------
     9.1   Indemnification by Sellers and the Company ....................... 29
     9.2   Indemnification by Buyer ......................................... 30
     9.3   Survival of Indemnification ...................................... 30
     9.4   Notice and Opportunity to Defend ................................. 30

10. MISCELLANEOUS ........................................................... 31
    -------------
     10.1  Waiver and Amendment ............................................. 31
     10.2  Entire Agreement ................................................. 31
     10.3  Interpretation ................................................... 31
     10.4  Counterparts ..................................................... 31
     10.5  Notices .......................................................... 31
     10.6  Successors and Assigns ........................................... 32
     10.7  Governing Law .................................................... 33
     10.8  Severability ..................................................... 33
     10.9  Publicity ........................................................ 33
     10.10 Further Assurances ............................................... 33


SCHEDULES
---------

     3.3  Jurisdictions and Subsidiaries
     3.5  Consents
     3.6  Capitalization
     3.7  Contingent Liabilities
     3.8  Real Property
     3.9  Leases
     3.10 Personal Property
     3.12 Employment Arrangements
     3.13 Material Contracts and Arrangements
     3.14 Customers; Suppliers
     3.15 Accounts Receivable
     3.16 Permits, Licenses
     3.17 Trademarks, Patents and Similar Rights
     3.18 Litigation

     3.19 Extraordinary Events
     3.20 Insurance
     3.21 Powers of Attorney; Bank Accounts
     3.22 Taxes
     3.23 Liabilities
     3.26 ERISA
     3.29 Environmental
     3.30 Products Liability
     3.31 Information Technology
     3.33 Related Assets

EXHIBITS
--------

     A:  Buyer Note
     B:  Pledge Agreement
     C:  Guaranty
     D:  Security Agreement
     E:  UCC-1 Financing Statement
     F:  Lease Agreement
     G:  Form of Opinion of the Company's and Sellers' Counsel
     H:  Gerrans' Employment Agreement

                           STOCK PURCHASE AGREEMENT
                           ------------------------



  STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 20, 1999, by and among ALBERT H. GERRANS, JR. ("Gerrans"), STEPHEN CLAY ("Clay"), ROBERT BARNARD ("Barnard" and together with Gerrans and Clay, sometimes herein referred to jointly and severally as "Sellers"), A-G GEOPHYSICAL PRODUCTS, INC., a Texas corporation (the "Company"), and BOLT TECHNOLOGY CORPORATION, a Connecticut corporation ("Buyer").

                                 W I T N E S S E T H :

  WHEREAS, Gerrans owns 4,000 shares, Barnard owns 31 shares, and Clay owns 31 shares of common stock, no par value, of the Company ("Stock"), constituting one hundred percent (100%) of the issued and outstanding capital stock of the Company;

  WHEREAS, Sellers desire to sell to Buyer and Buyer desires to purchase from Sellers all of the shares of Stock, subject to the terms and conditions set forth herein, for the purpose of acquiring the geophysical products manufacturing business conducted by the Company (the "Business");

  WHEREAS, Gerrans and Buyer desire to enter into certain other agreements for their mutual benefit;

  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sellers, the Company and Buyer, intending to be legally bound, hereby agree as follows:


1.  PURCHASE AND SALE OF STOCK.
    --------------------------

  1.1  Purchase of Stock.  Subject to and in reliance upon the representations,
       -----------------
warranties and agreements herein set forth, and subject to the terms and conditions herein contained, on the Closing Date (as defined in Section 2), Sellers shall convey, sell, assign, transfer and deliver to Buyer (or at Buyer's election, a wholly-owned acquisition subsidiary of Buyer), and Buyer (or such acquisition subsidiary) shall purchase all of the Stock. Sellers shall transfer the Stock free and clear of any claims, pledges, contracts, title retention agreements, rights, options, liens, encumbrances, agreements, charges, taxes or liabilities of every kind and nature (each, a "Claim" and together, "Claims").

  1.2  Purchase Price and Payment Terms.  Buyer shall pay to Sellers an amount
       --------------------------------
equal to Thirteen Million Six Hundred Thousand Dollars ($13,600,000.00) as the aggregate purchase price for the Stock (the "Purchase Price") payable as follows:

       (i) Release to Gerrans at the Closing of the deposit of Twenty Thousand Dollars ($20,000.00) previously paid into escrow on behalf of Gerrans upon the execution of the letter of intent regarding the transactions contemplated hereby, receipt of which Gerrans hereby acknowledges;

       (ii) Six Million Eighty Thousand Dollars ($6,080,000.00), shall be delivered to Sellers at the Closing by wire transfer of funds to the domestic bank accounts designated by each of Sellers in writing at least three (3) business days prior to the Closing Date, with $5,872,416 paid to Gerrans, $103,792 to Clay and $103,792 to Barnard, which payment shall constitute payment in full as to Clay and Barnard;

       (iii) Buyer shall deliver to Gerrans at the Closing the Buyer Note (as defined in Section 1.3) evidencing the purchase money loan to be made by Gerrans to Buyer in connection with the purchase of the shares of Stock owned by Gerrans (the "Loan"), in the original principal amount of Seven Million Dollars ($7,000,000.00); and

       (iv) The balance of Five Hundred Thousand Dollars ($500,000.00), shall be delivered at the Closing to Gerrans in connection with the purchase of the shares of Stock owned by Gerrans by the issuance by Buyer of stock certificate(s) bearing restrictive legends representing that number of shares of its Common Stock which has a market value of $500,000 (the "Bolt Stock"), based on the closing price of the Bolt Stock on the date as close in time to the Closing Date as practical, as reported on the American Stock Exchange.

  1.3  Loan.  At the Closing, Buyer shall deliver to Gerrans a promissory note
       ----
payable to Gerrans in the original principal amount of $7,000,000 (the "Buyer Note") in the form attached hereto as Exhibit A. The interest rate on the
                                      ---------
principal balance from time to time due under the Buyer Note shall be 8.25%. Accrued interest shall be payable monthly. Principal shall be payable quarterly in installments of $425,000, with a final payment of $1,900,000 paid at maturity. Payment of all amounts under the Buyer Note shall be secured by a pledge of all of the Stock purchased hereunder (which shall be issued in the name of Buyer at the Closing) and pledged pursuant to a pledge agreement in the form attached hereto as Exhibit B (the "Pledge Agreement"). In addition, the
                        ---------
Company shall deliver a guarantee of the Buyer's obligations under the Loan, pursuant to a Guaranty in the form attached hereto as Exhibit C (the
                                                      ---------
"Guaranty"), which Guaranty shall be secured by a security interest in all the assets of the Company, pursuant to a Security Agreement in the form attached hereto as Exhibit
          -------

D and a UCC-1 Financing Statement attached hereto as Exhibit E (the Loan,
-                                                    ---------
pledge, guaranty and grant of the security interest being the "Loan Transaction", and the Buyer Note, the Pledge Agreement, the Guaranty, the Security Agreement, the Financing Statement and all other documents executed in connection with the Loan Transaction being the "Loan Documents"). The Loan Documents, together with this Agreement and the Lease Agreement (as defined in Section 1.4) shall herein be referred to as the "Transaction Documents".

  1.4  Lease Agreement.  At the Closing, Gerrans and the Company shall execute a
       ---------------
lease agreement with respect to certain real estate at which the Business is located at 14880 Skinner Road, Cypress, Texas 77429 in the form attached hereto as Exhibit F (the "Lease Agreement").
   ---------

2.  CLOSING.
    -------

  2.1  Time and Place of Closing.  The closing of the purchase and sale of the
       -------------------------
Stock shall be effected on or before April 20, 1999, at 10:00 a.m., local time, at the offices of Levett, Rockwood & Sanders P.C., 33 Riverside Avenue, Westport, Connecticut 06880, counsel to Buyer, or on such other day or at such other hour or place as Buyer and Sellers shall hereafter mutually agree. Such closing shall herein be referred to as the "Closing," and the date as of which the Closing occurs shall herein be referred to as the "Closing Date". The Closing shall be effective as of the close of business on the Closing Date.

  2.2  Sellers' Performance at Closing.  At the Closing hereunder, Gerrans
       -------------------------------
shall deliver (or cause to be delivered) to Buyer:

       (a) a certificate or certificates evidencing ownership of one hundred percent (100%) of the issued and outstanding shares of the Company's capital stock, with stock powers duly endorsed sufficient to transfer to Buyer all right, title and interest in and to the Stock to be transferred, sold, assigned and conveyed by the Sellers to Buyer pursuant to the provisions of this Agreement, free and clear of any and all Claims;

       (b) a certificate of good standing and tax clearance certificates (as to income, sales and use and employment filings) for the Company from the Secretary of State for Texas and each state listed on Schedule 3.3, each issued within
                                            ------------
fifteen (15) days prior to the Closing Date;

       (c) for each jurisdiction in which the Company or Gerrans is located or has property, UCC-11 searches and lien, judgment and tax searches, for the Company and Gerrans, certified as of the Closing Date by the Company and Gerrans;

       (d) a certified copy of resolutions of the Company's board of directors and shareholders authorizing the execution of this Agreement, the consummation of the transactions described herein, and such other consents or approvals which counsel for Buyer may reasonably request;

       (e) the opinion of Weycer, Kaplan, Pulaski & Zuber, P.C., counsel for Sellers, dated as of the Closing Date, addressed to Buyer, with respect to the matters set forth on Exhibit G and in form and substance satisfactory to Buyer
                     ---------
and counsel for Buyer;

       (f) a copy of the Company's certificate of incorporation certified by the Secretary of the State of Texas, together with a copy of the Company's By-laws, all as amended to date, all certified by the president and secretary of the Company;

       (g) an Employment Agreement in substantially the form attached hereto as Exhibit H among the Company, Buyer and Gerrans duly executed by Gerrans;
---------

       (h) a Lease Agreement in substantially the form attached hereto as Exhibit F between Buyer and Gerrans duly executed by Gerrans;
---------

       (i) the resignations of the existing officers and directors of the Company;

       (j) all of the books, data, documents, instruments and other records relating to the Business;

       (k) such other documents, instrument or certificates as Buyer or its counsel shall reasonably request in order to consummate the transactions contemplated herein.

  2.3  Buyer's Performance at Closing.  At the Closing hereunder, Buyer shall
       ------------------------------
deliver (or cause to be delivered) the following:

       (a) the amount of $5,872,416 by wire transfer to Gerrans, $103,792 by wire transfer to Clay and $103,792 by wire transfer to Barnard;

       (b) the Buyer Note duly executed by Buyer;

       (c) the Security Agreement duly executed by Buyer and the Company;

       (d) the Pledge Agreement duly executed by Buyer;

       (e) the Guaranty duly executed by the Company;

       (f) the Financing Statement duly executed by Buyer;

       (g) a certificate or certificates bearing restrictive legends evidencing the Bolt Stock, vesting in Gerrans all right, title and interest in and to the Bolt Stock to be issued or transferred by Buyer to Gerrans pursuant to Section
1.2 (iv) of this Agreement, free and clear of any and all claims;

       (h) a certificate or certificates evidencing ownership of one hundred percent (100%) of the issued and outstanding shares of the Company's capital stock, with stock powers duly endorsed (and delivered to Weycer, Kaplan, Pulaski & Zuber, P.C. as escrow agent) sufficient to transfer to Gerrans all right, title and interest in and to the Stock to be transferred, sold, assigned and conveyed to Buyer in the event of default under the Loan Agreement pursuant to the provisions of this Agreement, free and clear of any and all Claims;

       (i) an Employment Agreement in substantially the form attached hereto as Exhibit H among the Company, Buyer and Gerrans duly executed by Buyer;
---------

       (j) a certified copy of resolutions of Buyer's board of directors authorizing the execution and delivery of this Agreement and the consummation of the transactions described herein, and any other consents or approvals which counsel for Sellers may reasonably request; and

       (k) such other documents, instruments and certificates as Sellers or their counsel shall reasonably request in order to consummate the transactions contemplated herein.


3.  SELLERS' REPRESENTATIONS AND WARRANTIES.
    ---------------------------------------

     As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers and the Company, jointly and severally, represent, warrant, covenant and agree with Buyer that as of the date hereof and at all times through the Closing Date:

  3.1  Title to Stock.  Sellers own all of the Stock beneficially and of record,
       --------------
free and clear of all Claims. There is no restriction affecting the ability of the Sellers to transfer the legal and beneficial title and ownership of the Stock to Buyer and, upon delivery thereof to Buyer pursuant to the terms of this Agreement, Buyer will acquire record and beneficial title to the Stock, free and clear of all Claims. There are no tax judgments, liens or other claims or encumbrances against the Company's assets or against Sellers' assets or any assets of family members which could become a Claim against the Stock. Sellers have not at any time in any manner transferred to any person or entity any rights in or to the Stock or any portion thereof, including without limitation rights to dividends or distributions.

  3.2    Sellers' and the Company's Authority to Execute and Deliver Agreement.
         ---------------------------------------------------------------------
Each of the Sellers and the Company has the full legal right and power and all authority required by law to enter into the Transaction Documents and to perform his/its obligations hereunder and thereunder, as applicable. Each of the Sellers and the Company has duly executed and delivered each of the Transaction Documents to which he or it is a party, and each of such Transaction Documents is the legal, valid and binding obligation of the Sellers and the Company enforceable in accordance with its terms.

  3.3  Organization and Corporate Power.  The Company is a corporation duly
       --------------------------------
organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to do business in each jurisdiction in which such qualification is required by law. Schedule 3.3 contains a complete and accurate
                                  ------------
list of all jurisdictions in which the Company is qualified to do business, together with a description of the activities which makes such qualification necessary. The Company has full corporate power and authority to own and sell its assets and to carry on the business in which it is engaged. Except as set forth in Schedule 3.3, the Company has no subsidiaries or affiliates (defined as
         ------------
a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or under common control with the Company). Except as set forth in Schedule 3.3, the Company owns or leases all
                                  ------------
of the assets which are utilized to carry on its business and none of the Company, Gerrans or any other Sellers or third person owns or controls any other entity necessary for carrying on such business.

  3.4  Certificate of Incorporation and By-laws; Minute Books.  The Certificate
       ------------------------------------------------------
of Incorporation and By-laws of the Company and all amendments thereto to date have been delivered to Buyer by Sellers, and are complete and correct as of the date hereof. The Company is not in default in any respect in the performance, observance or fulfillment of any of the terms or conditions of its Certificate of Incorporation or By-laws. The minute books of the Company contain, and will contain at the Closing Date, accurate and complete minutes in all material respects of all meetings and resolutions of its directors and shareholder held since its incorporation. All resolutions of the Company were duly passed and all meetings of the Company were duly held and the stock certificate book and register are, and will at the Closing Date be, complete and accurate and shall reflect all transactions contemplated by this Agreement.

  3.5  Due Authorization; Consents.  No agreement, instrument or understanding,
       ---------------------------
nor any judgment, writ, injunction,
decree, order, law, rule or regulation to which either Sellers or the Company is a party or by which Sellers, the Company or any of his or its properties is bound or affected, has been or will be violated or breached by the execution and delivery of the Transaction Documents or the performance or satisfaction of any agreement or condition herein contained upon his or its part to be performed or satisfied. Except as disclosed in Schedule 3.5, no consent or other
                                  ------------
authorization is required for such execution, delivery, performance and satisfaction (whether already obtained or to be obtained), and to the extent such consents or authorizations have not been obtained as of the date of this Agreement, Sellers shall have obtained all such consents or authorizations on or before Closing Date.

  3.6  Capitalization.  The Company's authorized, issued and outstanding capital
       --------------
consists of the shares set forth in Schedule 3.6.  Sellers have good and
                                    ------------
marketable title to one hundred percent (100%) of the outstanding shares of Stock, which shares are duly authorized, validly issued, fully paid, non-assessable and free and clear of all Claims. The Company has no, and as of the Closing Date will not have any, obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein. There are, and as of the Closing Date, there will be, no shares reserved for issuance. There are, and as of the Closing Date, there will be no outstanding subscriptions, options, warrants, rights, calls or convertible securities, stock appreciation rights (phantom or otherwise), joint venture, partnership or other commitments of any nature relating to shares of the capital stock of the Company. As of the date hereof there is no, and as of the Closing Date there will be no, liability or indebtedness for dividends or other distributions declared or accumulated but unpaid with respect to any of such shares of Stock.

  3.7  Financial Statements.  Sellers have delivered to Buyer (i) the Company's
       --------------------
unaudited balance sheet and the related statement of income, for the fiscal year ended September 30, 1998, (ii) the Company's unaudited balance sheet and statement of income for the interim period ending December 31, 1998, and (iii) the Company's unaudited balance sheet and statement of income for the interim period ending March 31, 1999, which statements specifically set forth and provide for federal and state income tax liability of the Company (A) for the Company's prior fiscal year ended September 30, 1998, and (B) for the Company's current fiscal year through March 31, 1999 (collectively, the "Financial Statements"). The Financial Statements are true, correct and complete and have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly and accurately present the assets, liabilities, results of operations and equity of the Company at such dates and for such periods thereof, subject to any necessary year-end adjustments with respect to the interim Financial Statements, none of which adjustments individually or in the aggregate will be material in amount or type. There has not been any change since the date of the most recent Financial Statement which has affected materially or adversely the results of the operation of the Company, and, to Sellers' knowledge, no fact or condition exists which might cause any material change in the operations or financial condition of the Company. Schedule 3.7
                                                                 ------------
sets forth all contingent liabilities or losses relating to the

Business not specifically described in the Financial Statements and which are reasonably anticipated to exceed $10,000. Sellers have disclosed to Buyer all material facts relating to the preparation of the Financial Statements, including the basis of accounting for affiliated transactions. Sellers have not used an independent certified accountant for preparation of financial statements (whether compiled, reviewed or audited) at any time during the last four years. Sellers have maintained books and records in good order, accurately reflected all transactions to be recorded thereon and in accordance with the requirements of GAAP. Such books and records are true and complete and readily available for fiscal years ending September 30, 1997 and 1998. Since the date of the most recent Financial Statements, the Company has not entered into any transaction, incurred any liability except in connection with the transactions described herein or in the ordinary course of business or as set forth on Schedule 3.7 or
                                                                ------------
made any distribution or payments to shareholders other than as employee salary and fringe benefits.

  3.8  Real Property.  Schedule 3.8 contains a description of all real property
       -------------   ------------
which is used by the Company, and a list of all material contracts, agreements, concessions, leases, utilities, outside service arrangements and commitments relating to or affecting such real property or any interests therein used by the Company, or to which the Company contemplates becoming a party or by which any real property used by the Company is bound or affected in any material respect, together with all amendments and supplements thereto and modifications thereof (the "Real Property Agreements"). Sellers have delivered to Buyer true and complete copies of the Real Property Agreements. All of the Real Property Agreements are legally valid and binding and in full force and effect, and there are no defaults thereunder. The Company does not purport to have any fee interest, leasehold or other interest in real property except as reflected on
Schedule 3.8 hereto.  Other than as set forth in Schedule 3.8, the Company has
------------                                     ------------
good record and indefeasible title in fee simple to the real property and improvements listed thereon, free and clear of all mortgages, material liens, encumbrances, equities, claims and obligations to other persons, of every kind and character. The buildings, plants, improvements and structures located on the premises described in Schedule 3.8 and the present use of thereof comply
                          ------------
with all zoning laws, ordinances and regulations of governmental authorities having jurisdiction thereof and all such buildings, plants, improvements and structures are in a state of reasonable maintenance and repair and are in good operating condition. The Company has all easements, rights of ingress and egress, utilities, and outside service arrangements necessary for the conduct of the Business. None of the improvements located on the real property described on
Schedule 3.8 encroach on real property not owned by the Company nor are there
------------
any encroachments on the real property owned by the Company. Neither the whole nor any portion of any real property leased by the Company or occupied by and used by the Company has been condemned, requisitioned or otherwise taken or claimed by any public authority or private person, and there is no such condemnation, requisition or taking or claim threatened.

  3.9  Leases.  Schedule 3.9 sets forth a complete and accurate list of each
       ------   ------------
lease to which the Company is a party (whether as lessor or lessee), and includes the name of each current lessor and lessee, and the dates of such lease and any amendment thereto. Except as set forth in Schedule 3.9, all leases set
                                                   ------------
forth in Schedule 3.9 are valid and binding, in full force and effect and
         ------------
enforceable in accordance with their terms. There are no defaults or arrearages by the Company, or any default or arrearages by any other party to such leases, in the performance required thereunder and no waiver or indulgence has been granted by any of the lessors under such leases. None of the rights of the Company under any such leasehold or other interest in the property will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by Buyer after the Closing without the consent or agreement of any other party. The transfer of ownership of the Company pursuant to this Agreement will not constitute a default under any lease or require the consent of any other party, except as set forth in Schedule 3.9.
                                                                  ------------

  3.10  Personal Properties.  Except as set forth in Schedule 3.10, the Company
        -------------------                          -------------
owns and has good and marketable title to all of the tangible and intangible personal properties, other than leaseholds referred to in Section 3.9, reflected upon the most recent Financial Statements or otherwise used by the Company in the Business if not so reflected, free and clear of all mortgages, liens, encumbrances, equities, claims and obligations to other persons, of whatever kind or character. All such personal properties are in good operation, condition and repair, normal wear and tear excepted, capable of performing the functions for which such items are currently and normally used by the Company and all required maintenance has been consistently performed with respect to such personal properties.

  3.11  Inventories.  The inventories of the Company shown on the balance sheet
        -----------
at September 30, 1998, included in the Financial Statements, consist of items of a quality and quantity usable and saleable in the normal course of its business, and the book values of the inventories shown on that balance sheet do not exceed the replacement costs as of that date of the usable and saleable items therein, and the book values at which such inventories are carried on that balance sheet reflect the inventory valuation policy consistently applied by the Company, the policy being to value inventory on the basis of the cost (first-in, first-out). The inventories of the Company acquired subsequent to September 30, 1998, consist of items of a quality and quantity usable and saleable in the normal course of its business, and the book values at which such inventories are carried on the Company's books and records reflect the inventory valuation policy consistently applied by the Company. Any inventory which is obsolete or otherwise not usable and saleable within the normal course of business is properly reflected as such on the Financial Statements.

  3.12  Employment Arrangements.  Except as set forth in Schedule 3.12, the
        -----------------------                          -------------
Company has no obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, bonus or profit-sharing plan, stock option or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangements, group life, health, medical, hospitalization or other insurance plan or program or other employee or fringe benefit plan, including vacation, sick leave or disability plans or programs. The Company has maintained full and complete records regarding its employees, their compensation benefits, length of service and performance, all of which are located at the Company's principal headquarters. Neither the Company nor any of the employees of the Company, are at any time during the past five yearshave been subject to, involved in or threatened with any union elections, petitions therefor or other organizational activities other than those set forth in Schedule 3.12. Except as disclosed on Schedule 3.12 hereto,
                   -------------                         -------------
the Company does not have a contract or arrangement with a labor union or other collective bargaining organization, and is not involved, directly or indirectly, in any labor dispute, negotiation, pending grievance or arbitration, whether with individual present or former employees, agents or representatives, or arising under a collective bargaining agreement, or unfair labor practice charge arising under the National Labor Relations Act, or labor or employment related lawsuit, or any charge pending before any federal, state or local fair employment practice agency or organization, or any threatened claim involving any of the foregoing, and since September 30, 1993, there has not been any strike, work stoppage, or other labor disturbance, whether by union or non-union employees, relating to the employees of the Company.

  3.13  Material Contracts and Arrangements.
        -----------------------------------

        (a) Except as set forth in Schedule 3.13, the Company does not have any
                                   -------------
material contract or agreement, whether oral or written, including, without limiting the generality of the foregoing, any (i) contract or agreement for the purchase or sale of inventory in excess of $10,000 in any one instance; (ii) contract or agreement for the purchase or sale of supplies, services or other items in excess of $10,000 in any one instance; (iii) contract or agreement for the purchase, sale or lease of any equipment providing for total payments in excess of $10,000 in any one instance; (iv) indenture, mortgage, note, letter of credit or other instrument relating to the borrowing of money; (v) contract or agreement that would limit the Company from entering any lines of business or any geographical area; (vi) contract or agreement which is not terminable by the Company upon prior notice of ninety (90) days or less; (vii) contract or agreement with independent distributors or sales representatives or similar agreements; or (viii) other contract or agreement not made in the ordinary course of business. True, correct and complete copies of each contract listed on
Schedule 3.13 have been previously delivered to Buyer. Each of the material
-------------
contracts set forth in Schedule 3.13 calling for the sale of inventory or
                       -------------
performance of services can be satisfied or performed by the Company without any material loss to it. Each of such contracts is in full force and effect, and there does not exist any actual or alleged condition or event which, after notice or lapse of time or both, would constitute a default by the Company or by the other party, to any written contract, agreement, lease, license, commitment, instrument or obligation. The Company has not received notice of the termination of any such contract prior to the expiration of the scheduled term thereof and has no knowledge of the intent of a party to any such contract to do the same. Except as disclosed on Schedule 3.13
                                                                  -------------
hereto, neither the Company nor the Sellers nor any other employee or agent of the Company has entered into any enforceable agreement containing any prohibition or restriction of competition or solicitation of customers with any person, corporation, partnership, firm, association or business organization, entity or enterprise which is now in effect and would affect Buyer's conduct of the Company. Except as set forth in Schedule 3.13, no contract or agreement to
                                    -------------
which Sellers or the Company is a party or by which Sellers or the Company is bound will become void or otherwise of no effect upon a sale of the Stock, nor, except as set forth in Schedule 3.13, is any contract or agreement terminable at
                       -------------
the option of the other party or parties thereto upon a sale of the Stock, nor is any such contract, except as set forth in Schedule 3.13, terminable at the option of the other party or parties thereto upon prior notice of ninety (90) days or less.

  (b) Schedule 3.13 also lists specifically each of the following described
      -------------
documents, the copies thereof heretofore delivered to Buyer being true and complete and including all amendments and supplements thereto and modifications thereof:

      (i) Each inspection report, questionnaire, inquiry, demand or request for information (and each response thereto) received by the Company (other than those of general application and routinely received within the ordinary course of business) from any governmental body or administrative agency since December 31, 1993, and each statement, report or other document (other than those filed on a periodic basis in the ordinary course of business) filed after December 31, 1993, by the Company with any federal, state or local governmental body or administrative agency (including, without limitation, environmental compliance agencies, the Securities and Exchange Commission, Federal Trade Commission, Department of Justice, Department of Labor, and National Labor Relations Board);

     (ii) Each audit report or other formal report submitted to the Company, its directors or shareholder(s) since December 31, 1993, by independent accountants in connection with any interim or year-end audit or review of the books or financial statements of the Company and any management letter issued by such independent accountants in connection therewith or otherwise;

      (iii) Each market survey, management study, engineering report, real estate appraisal or other special report or study concerning the Company submitted to the Sellers since December 31, 1993, by any independent business, marketing, engineering or other consultant; and

      (iv) Each statement (including, without limitation, completed questionnaires) concerning conflicts of interest received since December 31, 1993, by the Company from any of its employees.

  3.14  Customers; Suppliers.  Except as set forth on Schedule 3.14 hereto,
        --------------------                          -------------
since September 30, 1997, there has not been any material change in the relationship or course of dealing between the Company and any of its suppliers or customers. Listed on Schedule 3.14 are the ten (10) largest customers and
                         --------------
ten (10) largest suppliers (by dollar volume) of the Company for each of the fiscal years ending during 1996, 1997 and for 1998.

  3.15  Accounts Receivable.  All customer and trade notes, fees and accounts
        -------------------
receivable owned by the Company were created in the ordinary course of business, are not subject to any discount, rebate, offset, defense or the like, to the best of Sellers' knowledge are fully collectible in the aggregate to the extent of the aggregate face value thereof as indicated in such Financial Statements (subject to any reserves stated therein), and to the extent not collected prior thereto, will be on the Closing Date, fully collectible in the aggregate.

Schedule 3.15 sets forth the total amount of the reserve for accounts of
-------------
doubtful collection currently shown on the most recent Financial Statements and any subsequent changes therein, the specific customer accounts and amounts for which the Company has allocated a portion of such reserves.

  3.16  Permits, Licenses etc.  The Company possesses and has the right to use,
        ----------------------
and at the Closing will possess and have the right to use, all governmental and private permits, licenses, consents, waivers, and other authorizations required to exercise full dominion and control, over its assets and to carry on its business as now conducted (the "Permits") without any conflict or alleged conflict or infringement with the rights of others and subject to no Claim. All such permits, licenses, consents, waivers, and other authorizations material to the operation or existence of the Company or the Business are listed on Schedule
                                                                        --------
3.16 hereto.  Each Permit is valid and in full force and effect and will not be
----
terminated, adversely affected, required to be transferred or otherwise subject to governmental approval by the transactions contemplated hereby.

  3.17  Trademarks, Patents and Similar Rights.  Schedule 3.17:  (a) lists all
        --------------------------------------   -------------
trademarks, service marks, trade names, copyrights, patents, trade secrets, licenses and other proprietary know-how, inventions or designs ("Intellectual Property"), which are owned by the Company or used by the Company in its business; (b) specifies the jurisdictions in or by which any of such Intellectual Property items have been registered, filed or issued; and (c) contains a description of all contracts or licenses pursuant to which the Company has authorized any other person(s) to use such Intellectual Property and any contract or license pursuant to which the Company may use any

Intellectual Property it does not own. Except as set forth in Schedule 3.17, the
                                                              -------------
Company is the sole and exclusive owner of the Intellectual Property set forth therein and has the sole and exclusive right to use such Intellectual Property, and there are no, and at the Closing there will be no, patents, copyrights, trademarks, tradenames, processes, designs, formulae, inventions, ideas, or concepts which are used by or may be necessary to the Company which the Company is prohibited from using without royalty because of the ownership of any such patents, copyrights, trademarks, tradenames, processes, designs, formulae, inventions, ideas, or concepts being vested in third parties. In addition, no claim or demand of any other person, firm or corporation exists pertaining to the aforesaid, no proceeding has been instituted, is pending or, to the knowledge of Sellers, threatened which challenges the Company's rights with respect thereto. No claims, notices, or demands have been received by Sellers or the Company concerning (i) infringement of any patent, copyright, or trademark,
(ii) any unauthorized use of any name, process, formula, invention, idea or concept, or (iii) any asserted unfair competition, and none of the trademarks, trade names, service marks, patents or copyrights listed in Schedule 3.17 is
                                                            -------------
subject to any outstanding order, decree, judgment or stipulation and, none infringes upon or otherwise violates the rights of others or is being infringed by others. The Company has taken adequate steps to keep its proprietary information confidential and limited to its employees and agents.

  3.18  Litigation and Compliance with Laws.  Except as listed on Schedule 3.18,
        -----------------------------------                       -------------
there are no suits, grievances, complaints, charges, proceedings, claims, or investigations now pending by or against, or to the knowledge of Sellers, threatened by or against, or any valid basis or grounds therefor, against Sellers or the Company or any other officer or director thereof, at law or in equity, including, without limitation, any voluntary or involuntary proceedings under any applicable state or federal bankruptcy laws, or before or by any governmental department, office, commission, board, agency, referee, instrumentality or arbitrator (whether domestic or foreign), which involves a claim or demand for any judgment, decree, or liability, action or injunction against an action, whether or not fully covered by insurance, in connection with the business, affairs, properties or assets of Sellers or of the Company. The Company is, and at all time has been, in compliance in all material respects with all laws, governmental rules and regulations applicable to its business, affairs, properties or assets. Schedule 3.18 hereto sets forth each such suit,
                                -------------
action, claim, proceeding or investigation or inquiry, of a type referred to in this Section 3.18 pending at any time since December 31, 1993. There is no outstanding order, writ, injunction or decree of any court, administrative agency or governmental body or arbitration tribunal against or affecting Sellers or the Company or Sellers' or the Company's liabilities, properties, financial condition, results of operations or prospects. Neither Sellers nor the Company, nor any other officer or director of the Company, is charged or, to Sellers' knowledge, threatened with or is under investigation with respect to, any violation of any provision of any Federal, state, municipal or other law or administrative rule or regulation relating to any aspect of the Company's business, affairs, properties or assets or in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any Federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department relating to any aspect of Sellers' or the Company's business, affairs, properties or assets. Except as listed on Schedule 3.18, the Company has not received, nor is the Company about
          -------------
to receive, to the Sellers' knowledge, any notice, order or the like from any governmental authority, requiring or recommending the Company make any change in the operation, method of operation, buildings, equipment, employees, or any other aspect of the Company.

  3.19  Extraordinary Events.  Since September 30, 1997, the Company has
        --------------------
conducted its business in the ordinary course of business, and, except as disclosed in Schedule 3.19, has not disposed of any material assets, except
             -------------
inventory held for sale and sold or to be sold in the ordinary course of business. Since September 30, 1997, there has not been, except as disclosed in

Schedule 3.19, (i) any adverse change in the condition (financial or otherwise)
-------------
of the Company its properties, liabilities, results of operations, or prospects, except changes in the ordinary course of business which have not in any one case or in the aggregate been material; (ii) any damage, destruction or loss (whether or not covered by insurance) materially affecting the properties, liabilities, financial condition, results of operations or prospects of the Company; (iii) any change in the accounting methods or practices, other than as required by law, used to determine the financial condition of the Company and the results of its operations, including without limitation, any change in depreciation or amortization policies or rates theretofore adopted; (iv) any sale, lease, abandonment or other disposition by the Company of any interest in real property used in or held for use in the Company, or, other than in the ordinary course of business, of any machinery, equipment or other operating property used in or held for use in the Company, or any sale, assignment, transfer, license, or other disposition by the Company of any patent, trademark, trade name, brand name, service mark, copyright (or pending application for any patent, trademark or copyright), invention, process, know-how, formula, pattern, design, trade secret or interest thereunder or other intangible asset used in or related to the Company; or (v) any other occurrence, event or condition which materially affects or may reasonably be expected to materially affect the liabilities, properties, financial condition, results of operation or prospects of the Company.

  3.20  Insurance Policies.  Schedule 3.20 contains an accurate and complete
        ------------------   -------------
description of all insurance policies in force and effect with respect to the Company's business, properties and assets, including without limitation, product liability insurance and insurance on Company personnel, specifying the insurer, the amount of the coverage, the type of insurance, the policy number, the expiration date, the annual premium, any pending claims thereunder, and any notice or other information regarding possible claims thereunder, cancellation thereof or premium increases thereon. True and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the properties of the Company are attached to Schedule 3.20.
                                                               -------------
The Company is not in default
with respect to any material provision contained in any insurance policy, and the Company has not failed to give any notice or present any claim under any insurance policy in due and timely fashion. All such policies are valid and enforceable by the Company and in full force and effect, and are sufficient in nature, scope and amounts to insure adequately the Company's business, properties, assets and risks.

  3.21  Powers of Attorney; Bank Accounts.  Except as set forth in Schedule
        ---------------------------------                          --------
3.21, the Company has no power of attorney outstanding.  Schedule 3.21 sets
----                                                     -------------
forth the names and addresses of all banks, trust companies, savings and loan associations or similar financial institutions at which the Company has an account, lock box or safe deposit box, the account name and account number and the names of all persons authorized to draw thereon, have access thereto or in the case of a box, the custodian of the keys to such box.

  3.22  Tax Returns.  The provision for taxes shown on the most recent Financial
        -----------
Statements was sufficient to satisfy all income, gross receipts, franchise, excise, license, employment, occupation, environmental, capital stock, profits, registration, value added, sales and use taxes, or other tax of any kind whatsoever, governmental charges, duties, penalties, interest and fines due or which might lawfully be due, to the United States or any foreign taxing authority or any state, county, city or agency of any of the foregoing ("Taxes") and all assessments received by the Company for all periods ended on or prior to the date of the most recent Financial Statements. As of the date hereof, no Taxes payable by Sellers or the Company are past due, no tax liabilities have been assessed or proposed which remain unpaid, and neither Sellers nor the Company is aware of any basis upon which any assessment for additional Taxes could be made against Sellers or the Company. In addition, neither Sellers nor the Company has signed any extension agreement with the Internal Revenue Service or any other government entity or taxing authority or given a waiver of a statute of limitations with respect to the payment of Taxes. Sellers and the Company have filed or obtained extensions of time to file all income tax returns and all state, local and foreign income, franchise, sales, use, excise or similar tax returns and all real property tax returns which were required to be filed as of the date of this Agreement, and until the Closing Date will timely file or obtain extensions of time to file all returns which were not required to be filed prior to the date hereof. All tax returns that Sellers or the Company was required to file were correct and complete in all respects. The information shown on the Federal income tax returns of the Company heretofore delivered to Buyer is accurate and complete in all material respects and fairly presents the information purported to be shown. Except as described in Schedule 3.22 as to
                                                           -------------
the date, scope, nature and resolution thereof, the Federal income tax returns of the Company have not been examined by the Internal Revenue Service or any state governmental body since September 30, 1993. Except as described in

Schedule 3.22, there are no suits, actions, claims, investigations, inquiries or
-------------
proceedings now pending or, to Sellers' knowledge, threatened against Sellers or the Company, nor are there any matters under discussion with any governmental authority relating to Taxes, nor are there any claims which might reasonably be asserted by any such authority for payment of additional Taxes. There are no liens or security interests on any of the assets of the Company or Sellers that arose in connection with any failure (or alleged failure) to pay any Taxes. The Company has, and at the Closing will have, paid all unemployment and disability contributions due and owing, and will have accrued for any amounts not yet due and owing, in respect of services rendered by employees of the Company. All Taxes or other amounts which the Company is required by law to withhold or collect have been duly withheld or collected and to the extent required have been paid over to the proper governmental authorities on a timely basis or if not yet due, properly reflected as an obligation on the most recent Financial Statements. The Company has not filed a consent under Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. The Company has not made any payments, nor is obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Company is not and has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company is not and has never been a party to any tax allocation or sharing agreement. The Company (a) has never been a member of an affiliated group filing a consolidated Federal income tax return, or (b) has any liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

  3.23  Liabilities.  Except as disclosed on Schedule 3.23, the Company does not
        -----------                          -------------
have any debts or liabilities of any nature, whether accrued or not, absolute or contingent, due or to become due or otherwise, and there is no basis for assertion against the Company of claims for any debts or liabilities, other than
(i) those set forth on its most recent Financial Statements; and (ii) liabilities subsequently incurred in the ordinary course of business which are not in the aggregate material. No event has occurred which constitutes, or which with the giving of notice or the passage of time or both would constitute, a material breach or default in respect of the terms or conditions of any such liability and no waiver or forbearance has been granted by any holder of any such liability with respect thereto.

  3.24  Books and Records.  The Company has at all times since January 1, 1996,
        -----------------
kept full and complete financial books and records and has recorded all transactions which should be set forth and reflected, all in accordance with generally accepted accounting principles and past practices of the Company consistently applied, and the Company will continue to do so, without variation in method or procedure until and including the Closing Date.

  3.25  Conflicts of Interest.  Neither Sellers nor any other officer, director
        ---------------------
or employee of the Company, or family member of any of the foregoing, is presently a party to any transaction with the Company (other than for services as officers, directors and employees), including, without limitation, any loan or guarantee, or any contract, agreement or other arrangement providing for the furnishing of services or goods to or by, or otherwise requiring payments (directly, indirectly or contingently) to or from, any officer, director, employee, family member of any of the foregoing, or any corporation, partnership, trust or other entity in which any such officer, director, employee or family member has an interest or is an officer, director, trustee or partner. Neither Sellers nor the Company nor any officer, director, employee, or family member of the foregoing, owns, directly or indirectly, any interest in, or is a director, officer or employee of, any corporation, partnership, firm, association or business organization, entity or enterprise which is a competitor, potential competitor, supplier or customer of the Company, nor is in any way associated with or involved in a business similar to that conducted by the Company, provided that ownership of not more than one percent (1%) of the capital stock of any corporation listed on a national securities exchange shall not be deemed to be ownership of an interest in such corporation for purposes of this Section 3.25. Neither Sellers nor the Company nor any officer, director, employee or family member of any of the foregoing, owns, or has any claim, right or interest in or to, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible (including without limitation, any patent, trademark, tradename, brand name, copyright, pending application for any patent, trademark or copyright, any invention, process, know-how, formula, pattern, design or trade secret), which the Company is presently using or the use of which is necessary or proper for its business.

  3.26  ERISA.  The Company has complied and currently is in compliance, both as
        -----
to form and operation, with the applicable provisions of the Employee Retirement Security Act of 1974, as amended ("ERISA"), the Internal Revenue Code of 1986, as amended (the "Code") and all other applicable laws with respect to each Employee Benefit Plan (and related trust, insurance contract, or fund) or any material fringe benefit plan or program which is maintained or has been established by the Company or to which the Company contributes or is required to contribute. Schedule 3.26 lists all Welfare Plans and Pension Plans of the
             -------------
Company currently in effect. All documents, reports, descriptions and statements with respect to any Pension Plan or Welfare Plan which are required to be filed with any government agency have been timely filed or have been timely distributed to the appropriate persons and correct and complete copies have been delivered to Buyer. Each Pension Plan and related trust are qualified within the meaning of Sections 401(a) and 501(a) of the Code, respectively.
With respect to each Pension Plan, a favorable determination letter as to qualification under Section 401(a) of the Code has been obtained by the Company and copies thereof have been forwarded to Buyer. With respect to any Pension Plan or any Welfare Plan, neither the Company nor any fiduciary of any such plan (as described in Section 21(A) of ERISA) has been engaged in any transaction in violation of Section 404 of ERISA, Section 406 of ERISA (for which no exemption exists under Section 408 of ERISA), or Section 4975(c)(1) of the Code (for which no exemption exists under Section 4975(c)(2) or (d) of the Code) which would subject the Company or any such fiduciary to any tax, penalty or liability under Section 4098 of ERISA or Section 4975 of the Code. The Company has timely made all contributions required under the terms of any Pension Plan, any Welfare Plan and any related agreement. The fair market value of the assets held to fund any Pension Plan which is a defined benefit plan as defined in Section 3(35) of ERISA as of September 30, 1998, exceeds the actuarial present value of all accrued benefits (both vested and non-vested) under such Pension Plan as of September 30, 1998, and such valuation has been determined in accordance with the Pension Benefit Guaranty Corporation ("PBGC") methods, factors and assumptions applicable thereto. No Pension Plan has an accumulated funding deficiency as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived and each Pension Plan has been funded in accordance with the minimum funding standards of ERISA and the Code. The Company has paid all premiums (and interest charges and penalties for late payment, if applicable) due PBGC with respect to each Pension Plan subject to Title IV of ERISA. A Reportable Event referred to in Section 4043(b) of ERISA has not occurred with respect to any Pension Plan subject to Title IV of ERISA. The Company has taken no action and has not made any filing with the PBGC or the Internal Revenue Service to terminate any Pension Plan. Neither Gerrans nor the Company has any knowledge of any event or condition referred to in Section 4042(a) or 4043 of ERISA which presents a material risk of termination of any Pension Plan by the PBGC. No proceeding or other action has been initiated (or threatened) by the PBGC to terminate any Pension Plan, and no written notice has been given to Gerrans or the Company of an intention to commence or seek commencement of any such proceeding or action. The Company does not maintain or contribute or has ever maintained or contributed to any Welfare Plan for current or future retired or terminated employees, their spouses or dependents (other than in accordance with Code Section 4980B). For purposes of this Section, Employee Benefit Plan means any qualified or non-qualified employee welfare benefit plan (as defined in Section 3(1) of ERISA ("Welfare Plan")) and each employee pension benefit plan (as defined in Section 3(2) of ERISA ("Pension Plan")).

  3.27  No Government Authorizations or Approvals Required.  No authorization or
        --------------------------------------------------
approval of, or filing with, any governmental body (other than routine report filings) is required in connection with Sellers' execution and delivery of this Agreement, the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, as applicable.

  3.28  Broker's Fees.  Sellers have not paid, nor have Sellers become obligated
        -------------
to pay, directly or through the Company, any fee or commission to any broker, realtor, finder or intermediary for or on account of the transactions contemplated herein.

  3.29  Environmental.  The Company has all permits, licenses and other
        -------------
authorizations which are or will be required in respect of the

Company under all Federal, state and local laws, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters, including but not limited to the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Toxic Substances Control Act, the Clean Water Act, the River and Harbor Act, the Water Pollution Control Act, the Safe Drinking Water Act, the Solid Waste Disposal Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Clean Air Act, the Occupational Safety and Health Act, and the regulations promulgated thereunder, as all of the same may be amended from time to time ("Environmental Laws"). The Company is, and has been in compliance in all material respects with the terms and conditions of all such required permits, licenses and authorizations, and all other limitations, restrictions, conditions, standards, prohibition, requirements, obligations, schedules and timetables contained in the Environmental Laws. There is no pending civil or criminal litigation, notice of violation or administrative proceeding relating in any way to the Environmental Laws (including without limitation, notices, demand letters or claims under any Environmental Laws) with respect to the Company. Sellers do not suspect or believe that any civil or criminal litigation, notice of violation or administrative action relating in any way to the Environmental Laws with respect to the Company is threatened. There have not been and there are not any past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any Environmental Law as in effect on the date hereof by the Company or which may give rise to any legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving the Company based on any violation or alleged violation of any Environmental Law.
Schedule 3.29 contains a complete description of all past and current practices,
-------------
contracts and agreements of the Company for disposal of materials and wastes (whether or not hazardous) generated by the Company and all of such wastes and materials have been disposed of in accordance with such practices, contracts and agreements. There has been no disposal by the Company, directly or indirectly, of any materials or wastes to, on or in any site currently listed or formally proposed to be listed on the National Priorities List under Superfund or any site listed or formally proposed to be listed as a major or priority cleanup site under any comparable state law. Schedule 3.29 lists (i) all environmental
                                     -------------
reports or assessments which have been performed on behalf of the Company, or to the Company's knowledge, on behalf of others, with respect to the real property which is subject to the Lease Agreement, and the Sellers have provided complete copies thereof to Buyer, and (ii) the actions taken by the Company in response to the recommendations contained therein.

  3.30  Products Liability.  Except as disclosed on Schedule 3.30, no action,
        ------------------                          -------------
suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission is or at any time in the past has been pending or, since December 31, 1993, to the knowledge of Sellers, threatened against or involving the Company relating to any product alleged to have been manufactured or sold by Sellers and alleged to have been defective or improperly designed or manufactured, nor is there any basis for any such action, suit, inquiry, proceeding or investigation (whether or not such action, suit, inquiry, proceeding or investigation would be barred by workers compensation or similar laws).

  3.31  Information Technology Systems; Year 2000 Compliance.  Except as
         ----------------------------------------------------
described on Schedule 3.31, the Company's information technology systems are in
             -------------
good operation, condition and repair, capable of performing the functions for which such systems are currently and normally used by the Company and all required maintenance has been consistently performed with such systems. The Company possesses all software licenses necessary to conduct the Business as presently conducted. All such licenses are set forth on Schedule 3.31. Except
                                                         -------------
as described on Schedule 3.31, the Company has (i) conducted a review and
                -------------
assessment of all areas within its business and operations that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to, on and any date after December 31, 1999); and (ii) implemented a plan and timeline for addressing the Year 2000 Problem on a timely basis. Based on the foregoing, all computer applications used by the Company, or to the best of Sellers' knowledge, any of the suppliers, vendors, and customers of the Company, that are material to its business or operations are able to perform properly date-sensitive functions for all dates before, on and after January 1, 2000.

  3.32  Material Information.  Sellers have disclosed to Buyer in writing all
        --------------------
facts material to the Stock, the Company and its properties, liabilities, financial condition, results of operations and prospects. Neither the Financial Statements nor this Agreement, including the schedules hereto, nor any other document furnished by Sellers to Buyer in writing contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or which is necessary to make the statements therein not misleading.

  3.33  Related Assets.  The Company has good and marketable title to all assets
        --------------
of every kind, nature and description relating to the Business ("Related Assets"), except as otherwise set forth on Schedule 3.33.
                                           -------------

  3.34  Investment Intent.  Gerrans is acquiring the Bolt Stock for his own
        -----------------
account and for investment purposes only and not with the view to, or for resale in connection with, any distribution thereof. Gerrans understands that the Bolt Stock he is acquiring is characterized as "restricted securities" under the federal securities law inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933 (the "Act") only in certain limited circumstances.

Gerrans represents that he is familiar with Rule 144 promulgated under the Act, and understands the resale limitations imposed thereby and by the Act.

  3.35  Review and Evaluation of Buyer Information.  Gerrans and his
        ------------------------------------------
representative have received and reviewed a copy of Buyer's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, and Buyer's Quarterly Report on Form 10-Q for the quarters ended September 30, 1998 and December 31, 1998. Gerrans acknowledges that he has reviewed the above-referenced documents, Gerrans further acknowledges the he has had the opportunity to ask Buyer's management questions about Buyer's business and financial condition and that Gerrans has obtained such information as requested to the extent deemed necessary by Gerrans to permit Gerrans to fully evaluate the merits and risks of an investment in Buyer. Further Gerrans has consulted with such other of its investment and/or accounting and/or legal and/or tax advisors as Gerrans has deemed necessary and appropriate in making the decision to acquire the Bolt Stock.

4.  BUYER'S REPRESENTATIONS AND WARRANTIES.
    --------------------------------------

    As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents, warrants, covenants and agrees with Sellers that as of the date hereof and at all times through the Closing Date:

  4.1  Organization and Corporate Power.  Buyer is a corporation duly organized,
       --------------------------------
validly existing and in good standing under the laws of the State of Connecticut with the corporate power and authority to execute and deliver and to perform its obligations hereunder.

  4.2  Due Authorization; Effect of Transaction.  No provision of Buyer's
       ----------------------------------------
Certificate of Incorporation or By-laws, or of any agreement, instrument or understanding, or any judgment, decree, rule or regulation to which Buyer is a party or by which it is bound, has been or will be violated by the execution by Buyer of the Transaction Documents or the performance or satisfaction of any agreement or condition herein upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance and satisfaction have been duly obtained. This Agreement will upon execution and delivery be the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

  4.3  No Government Authorizations or Approvals Required.  No authorization or
       --------------------------------------------------
approval of, or filing with, any governmental body (other than routine report filings) is required in connection with

Buyer's execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

  4.4  Broker's Fees.  Buyer has not paid, nor has Buyer become obligated to
       -------------
pay, any fee or commission to any broker, realtor, finder or intermediary for or on account of the transactions contemplated herein.

  4.5  Capitalization.  Buyer has good and marketable title to the shares of
       --------------
Bolt Stock, which shares are duly authorized, and upon issuance and delivery to Gerrans shall be validly issued, fully paid, non-assessable and free and clear of all Claims.

5.   CONDITIONS TO OBLIGATIONS OF SELLERS AND BUYER.
     ----------------------------------------------

  5.1  Withdrawal by Sellers.  The obligations of Sellers to consummate the
       ----------------------
transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date of the following conditions, each of which may be waived by Sellers, in their sole discretion:

       (a) Any of the representations, warranties, covenants and agreements of Buyer contained in this Agreement do not continue to be true and correct in all material respects at all times from the date hereof to the Closing Date, with the same force and effect as if made on and as of each such date and the Closing Date, or any of the agreements and conditions required by this Agreement to be performed or satisfied by Buyer on or prior to the Closing Date, including, without limitation, those set forth in Section 2.3 hereof, have not been duly performed or satisfied; and

       (b) On the Closing Date, any suit, action, proceeding or governmental investigation shall be pending or in prospect or, to Sellers' knowledge, threatened, seeking to enjoin this Agreement or the consummation of the transactions contemplated herein, to declare the transaction or Sellers' conduct unlawful, or to obtain monetary damages with respect to this Agreement.

  5.2  Withdrawal by Buyer. The obligations of Buyer to consummate the
       -------------------
transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date of the following conditions, each of which may be waived by Buyer in its sole discretion:

       (a) Any of the representations, warranties, covenants and agreements of Sellers or the Company contained in this Agreement or otherwise made in writing by him or it, or on his or its behalf pursuant hereto, do not continue to be true and correct in all material respects at all times from the date hereof to the Closing Date, with the same force and effect as though made on and as of each such date and the Closing Date, or any of the agreements and conditions to be performed or satisfied by Sellers or the Company hereunder at or prior to the Closing Date, including, without limitation, those set forth in Section 2.2 hereof, have not been duly performed or satisfied;

       (b) On the Closing Date, any suit, action, proceeding or governmental investigation shall be pending or in prospect or, to Buyer's knowledge, threatened, seeking to enjoin this Agreement or the consummation of the transactions contemplated herein, to declare the transaction or Buyer's conduct unlawful, or to obtain monetary damages with respect to the Agreement;

       (c) If at any time before the Closing, any event, including without limitation, fire, flood, earthquake, explosion, act of God, war, civil commotion, labor disruption, act of any government, governmental subdivision or agency, change in economic conditions generally, increased competition, decreased customer demand, or the termination or modification of a material contract or business relationship of the Company (whether or not any such event is covered by insurance) shall occur which in Buyer's reasonable judgment substantially or materially affects, interrupts or impairs the Company or the value of the Stock;

       (d) The results shall be unsatisfactory to Buyer of any (i) reports, inspections, audits, due diligence or other investigations conducted by Buyer or on its behalf, including without limitation, any environmental audit, survey or other inspection of real properties owned or utilized by the Company, any investigations or reports regarding product liability claims, losses or potential exposure, (ii) review of the Company's purchase orders and customer list, (iii) any supplement or amendment of any schedule hereto by Sellers prior to the Closing, (iv) interim monthly financial statements of the Company delivered to Buyer after the date hereof and prior to Closing as provided in
Section 6.10 hereof; and

       (e) Buyer shall have secured the consent of Fleet Bank to the execution, delivery and performance of the Transaction Documents.

  5.3  Notice of Withdrawal.  If Buyer or Sellers shall elect to withdraw
       --------------------
pursuant to this Section 5, Buyer or Sellers, as the case may be, shall give written notice to the other party of such election prior to or at the Closing. If such notice is given, this Agreement shall terminate upon the giving of such notice, subject to the terms and conditions of the December 8, 1998 letter of intent (as extended by letter agreement dated February 25, 1999) pertaining to the $20,000 earnest money deposit.

6.  COVENANTS OF SELLERS AND THE COMPANY.
    ------------------------------------

    Sellers and the Company covenant and agree with Buyer as follows: with respect to the period between the date hereof and the Closing Date and, with respect to Sections 6.10 and 6.11 hereof, after the Closing Date:

  6.1  Access to Records and Properties Prior to the Closing Date.
       ----------------------------------------------------------

     (a) Sellers and the Company shall give Buyer, its accountants, counsel and other representatives full access to all of the premises, properties, books, financial statements, contracts, commitments, records and personnel of the Company and shall cause the officers of the Company to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company as Buyer shall from time to time request. In addition to the foregoing, Sellers agree that Buyer shall have the right to have an environmental audit conducted of the real properties, facilities and equipment utilized by the Company and to have Deloitte & Touche LLP, or another independent certified public accounting firm, perform an acquisition audit of the Company, and with the consent of Sellers' accountants (which Sellers will obtain), to review the working papers of Sellers' accountants pertaining to the Company's financial position or the results of its operations.

     (b) Buyer will use all reasonable efforts to keep confidential all materials (including all copies made thereof) obtained from Sellers or Sellers' representatives in connection with the transactions contemplated hereby, unless such information is (i) otherwise available to the public, (ii) information which Buyer can demonstrate was developed independently by Buyer, or (iii) information which Buyer received from a third party legally entitled to transfer it. In the event of termination of this Agreement, upon Sellers' written request, Buyer and its authorized representatives will promptly return any such information to Sellers any such information. Under no circumstances shall this Agreement preclude Buyer from taking such steps as may be necessary to purchase a competitor of the Company in the event the transaction contemplated by this Agreement is not consummated.

  6.2  Operation of the Business of the Company.  Sellers agree to conduct the
       ----------------------------------------
operations of the Company in the ordinary and usual course of business, to maintain the financial condition of the Company substantially consistent with that reflected in the Financial Statements, not to enter into any extraordinary transaction or make any transfer (except in the ordinary course of business) or distribution of Company assets, to preserve intact its present business organization, to take reasonable steps to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relations with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided this Agreement or with the prior written consent of Buyer, Sellers and the Company agree that the Company shall not:

       (a) keep and maintain its books of account and records other than in accordance with generally accepted accounting principles consistent with past practices;

       (b) amend or change the Company's Certificate of Incorporation or By-laws;

       (c) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities convertible into shares of stock of any class;

       (d) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combinations thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock;

       (e) (i) create, incur or assume any long-term debt (including obligations with respect to capital leases), or create, incur, assume, maintain or permit to exist any short-term debt representing indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than as the result of the endorsement of negotiable instruments in the ordinary course of business consistent with past practices, or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

       (f) (i) increase in any manner the compensation for any of its directors, officers or other employees, (ii) pay or agree to pay any pension, retirement allowance or other employee benefits not required or permitted by an existing plan, agreement or arrangement to any such director, officer or employee, whether past or present, or (iii) commit itself to any new or renewed pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment or consulting agreement (or amendment, renewal other extension thereof) with or for the benefit of any person, or to amend any of such plans or any of such agreements in existence on the date hereof;

       (g) permit any of its current insurance policies to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies are in full force and effect providing coverage equal to or greater than the coverage under those canceled, terminated or lapsed for substantially similar premiums;

       (h) amend or terminate any lease or, except in the ordinary course of business, sell, transfer, mortgage or otherwise dispose of or encumber, or agree to sell, transfer, mortgage or otherwise dispose of or encumber, any properties, real personal or mixed;

       (i) except in the ordinary course of business, sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of, any Intellectual Property;

       (j) enter into any other agreements, commitments or contracts which, individually or in the aggregate, are material to the business, prospects, operations, properties, assets, liabilities, earnings, cash flows or condition (financial or otherwise) of the Company, except agreements, commitments or contract for the purchase, sale or lease of goods and services in the ordinary course of business, consistent with past practice and not in excess of current requirements, or otherwise make any material change in conduct of the business or operations of the Company;

       (k) make any change in its banking and safety deposit arrangements;

       (l)  grant any powers of attorney;

       (m) approve or undertake, either as the surviving, disappearing, acquiring or selling corporation, any merger, consolidation, liquidation, asset acquisition or disposition or any takeover transaction or furnish or cause to be furnish any information concerning its business, properties or assets to any person (other than to Buyer) which is interested in any such transaction;

       (n) solicit, encourage, respond to or otherwise entertain any inquiries or proposals for the acquisition of all or any part of the capital stock, assets or business of the Company;

       (o) take any action which would result in any of the representation or warranties contained in this Agreement not being true at and as of the time immediately after such action, or in any of the covenants contained in this Agreement becoming unperformable;

       (p) settle or otherwise compromise any claim asserted by any Taxing authority; or

       (q)  agree to do any of the foregoing.

  6.3  Expenses.  Sellers and Buyer shall each pay their own costs and expenses
       --------
(including, without limitation, the fees and expenses of its accountants, agents, representatives and counsel) incident to the negotiation, preparation and carrying out of this Agreement and necessary to its performance of and compliance with all agreements and conditions contained herein or with respect to any other aspect of the transactions contemplated by this Agreement, regardless of whether the transactions contemplated hereby are consummated.

  6.4  Taxes.  Sellers shall pay any and all income, sales, transfer, conveyance
       -----
or documentary taxes of any sort imposed by a governmental authority on or in connection with the sale or transfer of the Stock from Sellers to Buyer and shall cause any appropriate stock transfer stamps to be affixed at the Closing to the certificates evidencing the Stock transferred hereunder.

  6.5  Parties to be Reasonable; Termination.  Each of the parties hereto agrees
       -------------------------------------
to use its best efforts to cause the preconditions to the Closing to occur in a timely fashion, and to prevent the conditions permitting any party to withdraw from occurring. If the Closing does not occur on or prior to April 20, 1999, this Agreement may be terminated by either Buyer or Sellers except that (a) Buyer may not so terminate if its willful act or failure to act with the intention of unreasonably preventing the Closing from occurring on or prior to such date prevented the occurrence of the Closing on or prior to such date, and
(b) Sellers may not so terminate if his willful act or failure to act with the intention of preventing the Closing from occurring on or prior to such date prevented the occurrence of the Closing on or prior to such date. The party asserting his or its right to terminate this Agreement shall give notice thereof to the other party to this Agreement stating the grounds therefor. Nothing herein shall relieve any party from liability for a breach of its obligations under this Agreement.

  6.6  Notice of Changes.  Until the Closing, Sellers shall notify Buyer of any
       -----------------
material change in the Business as soon as it become apparent to Sellers that any such change has or may occur.

  6.7  Preservation of Business.  Until the Closing, the Company will and
       ------------------------
Sellers will cause the Company to use its best efforts to preserve its business organization intact, and to preserve its goodwill. Without limiting the generality of the foregoing, the Company will, and Gerrans will cause the Company to, timely perform all obligations required of the Company under the contracts and permits listed on the Schedules to this Agreement.

  6.8  Litigation.  Sellers will promptly notify Buyer of any lawsuits, claims,
       ----------
proceedings or investigations which are commenced or, to Sellers' knowledge, threatened by or against the Company, or commenced or, to Sellers' knowledge, threatened against (i) the Company's affiliates, or against any employee, consultant or director of the Company or any affiliate, in connection with the Business, or (ii) Sellers, in connection with any of their assets, including the Stock.

  6.9  No Negotiations.  Until the Closing, or the earlier termination of this
       ---------------
Agreement in accordance with its terms, without the express prior consent of Buyer, neither the Company, Gerrans nor any of their affiliates, officers, directors, employees, consultants, advisors, agents, investment bankers, or any family members of any of the foregoing shall, directly or indirectly, initiate discussions with, engage in negotiations with, entertain any offer from, or provide any information to any corporation, partnership, person or other entity or group involving the possible sale, directly or indirectly, transfer or joint venture of the Company, the Business or assets or the Stock of the Company to any person or entity other than Buyer.

  6.10  Financial Statements.  Gerrans acknowledges that audited financial
        --------------------
statements for the fiscal years ended September 30, 1997 and 1998 will need to be prepared and certified by Buyer's independent certified public accountants ("Buyer's CPAs"), for inclusion in Buyer's Current Report on Form 8-K to be filed with the Securities and Exchange Commission and thereafter to be incorporated into Buyer's audited financial statements. Gerrans agrees that between the date hereof and the Closing Date, Buyer's CPAs shall be afforded access to (including copies of ) the Company's books and records and such other information as Buyer's CPAs reasonably request in order to commence preparation of such audited financial statements. At all times during such preparation, whether before or after the Closing, Gerrans and the Company shall cooperate fully with Buyer's CPAs, including taking such actions as Buyer's CPAs reasonably require, in connection with the preparation and certification by Buyer's CPAs of such audited financial statements.

  6.11  Limitations on Disposition.  The Bolt Stock has not been registered
        --------------------------
under the Act or under applicable state securities laws and, therefore, cannot be sold, assigned, or otherwise transferred unless it is subsequently registered under the Act and under applicable state securities laws or an exemption from such registration is then available. Gerrans hereby agrees that he will not sell, assign, or transfer the Bolt Stock unless it is registered under the Act and under applicable state securities laws or an exemption from such registration is then available, according to an opinion of Buyer's counsel or other counsel reasonably acceptable to Buyer. Gerrans represents that he can afford to hold the Bolt Stock for an indefinite period of time.

7.  SURVIVAL.
    --------

  7.1  Limited Survival of Representations and Warranties.  The representations
       --------------------------------------------------
and warranties of the parties contained in Articles 3 and 4 shall survive the Closing and expire on December 31, 2000, provided that (a) claims, if any, asserted in writing prior to the expiration of the representation or warranty to which they related, shall survive until finally resolved and satisfied in full and (b) claims, if any, which (i) involve the representations set forth in Section

3.29 or otherwise involve environmental matters; (ii) are based on fraud; (iii) relate to title of the Stock; (iv) relate to any alleged ownership of or interest in the Stock, the Company or its assets, or matters relating to any prior ownership interest in the Stock, the Company or its assets; (v) assert tax liability; or (vi) relate to a product liability claim or other liability of the Company arising prior to the Closing Date, shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full. All claims and actions for indemnity for breach of any representation or warranty shall be asserted or maintained in writing by a party hereto on or prior to the expiration of such representation or warranty. Each of the warranties and representations contained herein is independent of every other, and no warranty or representation shall in any way limit, restrict, modify, or be deemed or construed in any way to limit, restrict or modify any other warranty or representation. Without limiting the foregoing, each and all of the foregoing warranties and representations shall survive the consummation and closing of this transaction and such investigation as Buyer may make, limited as aforesaid. The consummation or Closing of this transaction in the face of any known breach of any warranty or representation contained herein shall not be, or be deemed or construed to be, a waiver of such breach, departure, or variation, unless such breach, departure or variation is specifically identified and waived in writing by the party to which the warranty or representation was made.

  7.2  Other.  All covenants, agreements and indemnities contained herein shall
       -----
survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full, provided however that performance of the covenants contained in Sections 6.1, 6.2 and 6.5 through 6.9 hereof shall expire on the Closing Date in accordance with their terms.

8.  RESTRICTIVE COVENANT.
    --------------------

  8.1  Non-Competition.  Gerrans agrees that for a period expiring five (5)
       ---------------
years from the Closing Date (the "Expiration Date"), he will not directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor or otherwise, either (i) engage in any business or enterprise involving manufacturing, distribution, marketing or sale of any product competitive with those manufactured, distributed, marketed or sold by the Company in the United States or any province, district, island or possession located outside the United States in which the Company does business as of the date hereof through the Expiration Date, (ii) compete with the Company in any other business in which the Company may be engaged or which it is actively developing or had developed as of the Expiration Date, or (iii) employ or solicit the employment or engagement by others of any employees of the Company or independent contractors (except accountants and attorneys) servicing the Company or solicit the business of any customers or suppliers of the Company in a manner which would compete with the Company. The prohibitions contained herein shall not prohibit Gerrans from owning (without any further participation or involvement) not more than one percent (1%) of the outstanding capital stock of any entity listed on a national securities exchange. Gerrans agrees that he will not disclose to others or use for his own benefit (or cause or induce others to do the same) any proprietary, confidential or secret information or documents of the Company (including, without limitation, customer lists, processes, inventions, methods or products, whether or not patented or patentable). For purposes of this Section 8.1, "Company" shall include Buyer and its affiliates.

  8.2  Reasonableness of Restriction.  Gerrans acknowledges that the restricted
       -----------------------------
period of time and geographical area specified under Section 8.1 hereof are reasonable, in view of the nature of the business in which the Company is engaged and his knowledge of the Company's business. The parties intend for this restriction to be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States and each and every province, district, island or possession outside of the United States, to the extent covered by Section 8.1.

  8.3  Modification of Restrictions.  Notwithstanding anything contained in
       ----------------------------
Section 8.2 to the contrary, if the period of time or the geographical area specified under Section 8.1 hereof should be determined by a court of competent jurisdiction to be unreasonable in any judicial proceeding, then the parties agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.

  8.4  Remedies.  Gerrans acknowledges that any breach of this Section 8 will
       --------
cause Buyer irreparable harm for which there is no adequate remedy at law, and as a result of this, Buyer shall be entitled to the issuance by court of competent jurisdiction of an injunction, restraining order or other equitable relief in favor of itself restraining Gerrans from committing or continuing any such violation. Any right to obtain an injunction, restraining order or other equitable relief hereunder shall not be deemed a waiver of any right to assert any other remedy Buyer may have at law or in equity.

9.  INDEMNIFICATION.
    ---------------

  9.1  Indemnification by Sellers and the Company.  Sellers hereby agree to
       ------------------------------------------
indemnify, defend and hold Buyer and its affiliates (defined as a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or under common control with Buyer) and their officers, directors, employees and Sellers, and their successors and assigns, harmless from and against any and all liabilities, damages, losses, proceedings, suits, claims, demands, actions, assessments, judgments, costs and expenses (including without limitation, attorney's fees and disbursements) arising out of, or resulting from (i) any breach of any warranty or any misrepresentation by Sellers or the Company, or (ii) the nonperformance or breach of any agreement, covenant or obligation to be performed under this Agreement on the part of Sellers before or at Closing, or the Company.

  9.2  Indemnification by Buyer.  Buyer hereby agrees to indemnify, defend and
       ------------------------
hold Sellers, and their successors and assigns, harmless from and against any and all liabilities, damages, losses, claims, proceedings, suits, demands, actions, assessments, costs and expenses (including without limitation, attorney's fees and disbursements) arising out of, or resulting from, (i) any breach of any warranty or any misrepresentation by Buyer, or (ii) the nonperformance or breach of any agreement, covenant or obligation to be performed on the part of Buyer under this Agreement.

  9.3  Survival of Indemnification.  It is understood and agreed that these
       ---------------------------
agreements of indemnification shall survive without time limitation, subject to the provisions of Section 7.1 limiting survival of certain representations and warranties.

  9.4  Notice and Opportunity to Defend.  Promptly after the receipt by Buyer or
       --------------------------------
Sellers respectively (an "Indemnified Party"), of notice of any claim or the commencement of any action or proceeding which such Indemnified Party recognizes gives rise or may give rise to a claim against the other party (the "Indemnitor") under this Section 9, the Indemnified Party shall give the Indemnitor written notice of such claim or the commencement of such action or proceeding. The Indemnitor shall have the right to compromise or to defend any such matter, at its expense and by its own counsel, except that no such compromise shall include any agreement requiring the Indemnified Party to take any action or to refrain from taking any action without the Indemnified Party's written consent, which shall not unreasonably be withheld or delayed. If the Indemnitor shall undertake to defend any such asserted liability, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate with the Indemnitor and its counsel in the defense of any such asserted liability. In any event, the Indemnified Party shall have the right to approve any compromise or settlement sought by the Indemnitor, and the Indemnitor shall have the right to approve any compromise or settlement sought by the Indemnified Party, which approval, in either case, shall not be unreasonably withheld. The Indemnified Party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnitor shall not in fact have employed counsel reasonably satisfactory to the Indemnified Party; or (ii) the Indemnified Party shall have reasonably concluded that such action involves or is likely to involve a customer, supplier or other party with which the Indemnified Party has or reasonably anticipates having in the following twelve months, a commercial relationship or that there may be a conflict of interest between it and the Indemnitor in the conduct of the defense of such action (in which case the Indemnified Party shall have the right to direct the defense of the action using counsel reasonably satisfactory to the Indemnitor).

10.  MISCELLANEOUS.
     -------------

  10.1  Waiver and Amendment.  Any term or provision of this Agreement may be
        --------------------
waived at any time by the party which is entitled to the benefit thereof and this Agreement may be amended or supplemented at any time only by a written instrument executed by the party to be charged.

  10.2  Entire Agreement.  This Agreement and the exhibits and schedules
        ----------------
referred to herein, together with the Transaction Documents when executed, constitute the entire agreement among the parties with respect to the transactions contemplated hereby and supersede the letter of intent dated December 8, 1998 between the parties, as amended, and all other prior arrangements or understandings, whether written or oral, with respect thereto, except that the provisions of pages 2 and 3 of said letter of intent respecting the $20,000 earnest money deposit shall remain in full force and effect until Closing.

  10.3  Interpretation.  The headings contained in this Agreement are solely for
        --------------
the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The language of all parts of this Agreement is the language of both parties hereto and shall in all cases be construed according to its fair meaning and not for or against either party, regardless of which party was generally responsible for the preparation of this Agreement.

  10.4  Counterparts.  For the convenience of the parties, any number of
        ------------
counterparts of this Agreement may be executed by one or more parties hereto and all such executed counterparts together shall be deemed to be an original instrument.

  10.5  Notices.  All notices, consents, requests, instructions, approvals and
        -------
other communications provided for herein shall be in writing and shall be hand delivered, sent by nationally recognized overnight courier, or by certified or registered mail, postage prepaid, return receipt requested, at the addresses set forth below:

If to Gerrans or the Company:

  Mr. Albert H. Gerrans, Jr.
  President
  A-G Geophysical Products, Inc.
  P.O. Box 461
  14886 Skinner Road
  Cypress, Texas  77410-0461

Copy to:

  Weycer, Kaplan, Pulaski & Zuber, P.C.
  1400 Summit Tower
  Eleven Greenway Plaza
  Houston, Texas  77046-1104
  Attn:  Albert S. Weycer, Esq.

If to Clay:

  Steven Clay
  12011 Red Bud
  Cypress, Texas  77429

If to Barnard:

  Robert Barnard
  Route 5, Box 308D
  Cleveland, Texas  77327

If to Buyer:

  Bolt Technology Corporation
  Four Duke Place
  Norwalk, Connecticut  06854
  Attn:  Raymond M. Soto

Copy to:

  Levett, Rockwood & Sanders P.C.
  33 Riverside Avenue
  Westport, Connecticut  06880
  Attn:  Barbara A. Young, Esq.

or such other address as any party hereto may, from time to time, designate in a written notice given in a like manner. Notice given as set out above shall be deemed effective upon receipt (or refusal to receive).

  10.6  Successors and Assigns.  This Agreement shall be binding upon and shall
        ----------------------
inure to the benefit of and be enforceable by the heirs, personal representatives, successors and assigns of the parties hereto, and shall not be assignable by the parties, except that Buyer may assign any of its rights or obligations hereunder to an acquisition subsidiary without consent of Sellers.

  10.7  Governing Law.  This Agreement shall be governed by and construed and
        -------------
enforced in accordance with the laws of the State of Texas, except that the law of any other relevant state shall be applied if doing so is necessary to validate any provisions of this Agreement. The parties hereby consent to the jurisdiction of the state and federal courts located in the States of Connecticut and Texas and submit to the jurisdiction of any such court in which any such suit or proceeding is so instituted, and waive any objections as to venue of such courts.

  10.8  Severability.  In the event that any court of competent jurisdiction
        ------------
shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect provided that the severing of such provision, or portion thereof will not materially change the substance of this Agreement.

          10.9 Publicity.  Prior to the Closing, Sellers and Buyer shall not
               ---------
issue any press release or otherwise make any public statement with respect to the execution of, or the transactions contemplated by, this Agreement without the prior written consent of the other party, except as may be required by law. After the Closing, any public statements and press releases shall be made by Buyer in its sole discretion.

          10.10  Further Assurances.  Subsequent to the Closing, Sellers shall
                 ------------------
from time to time, at Buyer's request and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer (to be prepared by and at the cost of Buyer) and take such other actions as Buyer may reasonably request in order more effectively to sell, transfer, assign, deliver, convey, and vest, in and to Buyer, title to and possession of the Stock.

  IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                        BOLT TECHNOLOGY CORPORATION


                                        By:  /s/ Raymond M. Soto
                                           -------------------
                                           Raymond M. Soto
                                           President

                                        A-G GEOPHYSICAL PRODUCTS, INC.


                                        By:  /s/ Albert H. Gerrans, Jr.
                                           --------------------------
                                           Albert H. Gerrans, Jr.
                                           President


                                              Albert H. Gerrans, Jr.
                                           --------------------------
                                           Albert H. Gerrans, Jr.

                                           /s/ Stephen Clay
                                           --------------------------
                                           Stephen Clay

                                           /s/ Robert BArnard
                                           ---------------------------
                                           Robert Barnard

                                   Exhibit A
                                   ---------


                                   Buyer Note

                                   Exhibit B
                                   ---------


                                Pledge Agreement

                                   Exhibit C
                                   ---------


                                    Guaranty

                                   Exhibit D
                                   ---------


                               Security Agreement

                                   Exhibit E
                                   ---------


                           UCC-1 Financing Statement

                                   Exhibit F
                                   ---------


                                Lease Agreement

                                   Exhibit G
                                   ---------


             Form of Opinion of the Company's and Sellers' Counsel

                                   Exhibit H
                                   ---------


                         Gerrans' Employment Agreement